Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of April 15, 2010 (this “Amendment”), is by and among (a) VALASSIS COMMUNICATIONS, INC., a Delaware corporation (“Valassis” or the “Borrower”), (b) the Lenders signatory hereto, and (c) BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders.

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 2, 2007, as amended by that certain First Amendment to Credit Agreement dated as of January 22, 2009 (including all annexes, exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement, and the Administrative Agent and the Lenders signatory hereto have agreed to amend the Credit Agreement, in the manner, and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as of the Second Amendment Effective Date (as defined below) as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended to add the following defined terms in appropriate alphabetical order:

“‘Accepting Lenders’ as defined in Section 11.1A.

‘Extended Revolving Commitment’: as to any Lender, the obligations of such Lender, if any, to make Extended Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth in the Register or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

‘Extended Revolving Loans’: the Loans made pursuant to an Extended Revolving Commitment.”

‘Loan Modification Agreement”: a Loan Modification Agreement by and among, and in form and substance satisfactory to, the Administrative Agent, the Borrower and the Accepting Lenders.

‘Loan Modification Offer’: as defined in Section 11.1A.

‘Permitted Amendments’: as defined in Section 11.1A.

‘Permitted Call Spread Contracts’: one or more Hedge Agreements the net effect of which allow the Borrower to hedge all or a portion of its obligations relating to convertible or exchangeable debt securities of the Borrower which may be settled in cash and\or shares of the Borrower; provided that the Borrower is not permitted to make upon exercise of any such Hedge Agreement, any net payment in cash or Cash Equivalents (other than payment of cash in lieu of issuance of fractional shares) prior to the later of the Term Loan Maturity Date or the final maturity date of any Extended Revolving Loans and/or Extended Revolving Commitment.

‘Second Amendment Effective Date’: April 15, 2010.”

(b) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions each in their entirety as follows:

“‘Applicable Margin’: for (a) each Type of Loan (other than Extended Revolving Loans), the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans

Revolving Loans and Swingline Loans	2.25%	1.25%

Term Loans	2.25%	1.25%

; provided, that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the Second Amendment Effective Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid; and

(b) Extended Revolving Loans, the rate set forth in the applicable Loan Modification Agreement.

‘Capital Stock’: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided however, that any promissory notes or debt securities convertible into or exchangeable for Capital Stock of the Borrower shall not constitute Capital Stock of the Borrower.”

(c) The definition of “Cash Equivalents” in Section 1.1 of the Credit Agreement is hereby amended by adding “time deposits,” prior to the reference to “certificates of deposit” in clause (d) thereof.

(d) The definition of “Net Cash Proceeds” in Section 1.1 of the Credit Agreement is hereby amended by (i) amending clause (a) to delete the reference to “(i) net of” and replacing it with “net of (i)” and (ii) amending and restating clause (b) thereof in its entirety as follows:

“(b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness (other than the refinancing of the Existing Valassis Indebtedness on terms and conditions reasonably acceptable to the Joint Lead Arrangers), the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, other customary fees and expenses actually incurred in connection therewith, and the net purchase price paid and received by the Borrower in respect of the Permitted Call Spread Contracts that are entered into in connection with any such incurrence of Indebtedness.”

(e) The definition of “Revolving Commitment” in Section 1.1 of the Credit Agreement is hereby amended by amending and restating the last sentence thereof in its entirety as follows:

“The aggregate amount of the Total Revolving Commitments as of the Second Amendment Effective Date is $50,000,000.”

(f) The definition of “Unsecured Debt” in Section 1.1 of the Credit Agreement is hereby amended by adding “and any refinancings thereof” immediately after “including the Indebtedness under the Senior Notes Indenture”.

(g) Section 8.2(q) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

“(q) (i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $540,000,000 and (ii) Guarantee Obligations of any Subsidiary in respect of such Indebtedness (provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Notes), and with respect to each of foregoing clauses (i) and (ii), any refinancings, refundings, renewals or extensions thereof, without (i) increasing the principal amount or shortening the maturity or remaining weighted average life thereof, (ii) providing collateral security therefor, or (iii) otherwise refinancing, refunding, renewing or extending such Indebtedness on terms and conditions less favorable in any material respect to the Borrower and its Subsidiaries or to the rights or interests of the Agents and the Lenders; and”

(h) Section 8.2 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (p) and adding new clause (r) immediately after clause (q) as follows:

(r) unsecured Indebtedness in respect of the Permitted Call Spread Contracts.”

(i) The lead-in paragraph of Section 8.6 of the Credit Agreement is hereby amended by amending and restating such paragraph in its entirety as follows:

“8.6 Restricted Payments. (i) Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary or (ii) purchase, defease, redeem, prepay, decrease, acquire, retire, call or convert for cash or Cash Equivalents any Unsecured Debt (clauses (i) and (ii), collectively, “Restricted Payments”), except that:”

(j) Section 8.6(j) of the Credit Agreement is hereby amended by amending and restating such paragraph in its entirety as follows:

“(j) the purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement of any Unsecured Debt either (i) solely in exchange for shares of Capital Stock of the Borrower, or (ii) through the application of net proceeds (A) of a substantially concurrent sale (other than to a Subsidiary of the Borrower) for cash (but in no event longer than 50 days after receipt of such cash proceeds) of shares of Capital Stock of the Borrower or any promissory notes or debt securities convertible into or exchangeable for Capital Stock of the Borrower or (B) of a substantially concurrent sale for cash (but in no event longer than 50 days after receipt of such cash proceeds), arising from the incurrence by the Borrower or any other Loan Party of Indebtedness permitted under Section 8.2(d); and”

(k) Section 8.6 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (j), replacing “.” at the end of clause (k) with “;”, and adding new clauses (l) and (m) immediately after clause (k) as follows:

“(l) the redemption, purchase, defeasance, prepayment, decrease, retirement or acquisition for value of Senior Notes; provided that (i) the aggregate cash consideration paid by the Borrower and the other Loan Parties in exchange for all such redemptions, purchases, defeasances, prepayments, decreases, retirements or acquisitions shall not exceed $325,000,000, (ii) any such redemption, purchase, defeasance, prepayment, decrease, retirement or acquisition shall be consummated prior to April 15, 2011, and (iii) no Default or Event of Default exists at the time of any such redemption or acquisition or would exist immediately after giving effect thereto; and

(m) the Borrower may enter into, and perform its obligations under, the Permitted Call Spread Contracts; provided, however, that any payments made by the Borrower upon early termination, settlement or otherwise (other than the payment of premiums in connection therewith) of any Permitted Call Spread Contracts sold by the Borrower are not made in cash or Cash Equivalents (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction).”

(l) Section 8.8 of the Credit Agreement is hereby amended by inserting in the lead-in thereto the word “other” immediately before “Person”.

(m) Section 8.12 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (a) and adding a new clause (c) immediately after clause (b) as follows:

“and (c) Permitted Call Spread Contracts.”

(n) Section 9(e) of the Credit Agreement is hereby amended by deleting the language “clauses (i), (ii) and (iii)” in each instance found therein, and inserting, in each such instance, “clauses (i) and (ii)”.

(o) Section 11.1 of the Credit Agreement is hereby amended by inserting a new Section 11.1A to read as follows:

11.1A Loan Modification Offers

(a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to (x) all the Revolving Lenders and/or, (y) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), and at the Borrower’s sole expense, one or more new lenders (each individually a “New Lender” and collectively “New Lenders”), each of which must be reasonably satisfactory to the Administrative Agent, to make one or more Permitted Amendments (as defined in paragraph (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice). Permitted Amendments shall become effective upon the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Revolving Lenders and/or New Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and the Issuing Lender and Swingline Lender.

(b) The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent may reasonably request (upon consultation with the Borrower) to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into technical amendments to this Agreement and the Security Documents as may be necessary to effectuate the transactions contemplated by the Permitted Amendments and only with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders as Extended Revolving Loans and/or Extended Revolving Commitments, as the case may be). The Administrative Agent shall have the right, but not the obligation, to consult with the Required Lenders with respect to any matter contemplated in this Section 11.1A. The Borrower and each Loan Party agrees to cooperate with the Administrative Agent and the Collateral Agent to take such actions as Administrative Agent and Collateral Agent may reasonably request to ensure the Obligations, including all Loans and Revolving Commitments (including Extended Revolving Commitments) are guaranteed by the Guarantors and are secured by all of the Collateral. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 11.1A unless the Administrative Agent shall have received legal opinions, a certificate of a Responsible Officer, board resolutions and such other corporate documents as the Administrative Agent may reasonably request in connection with the effectiveness of such Permitted Amendment, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) “Permitted Amendments” shall be

(i) an extension of the final maturity date of the applicable Revolving Loans and/or Revolving Commitments of the Accepting Lenders; provided that such extensions may not result in having more than two additional final maturity dates under this Agreement in any year without the consent of the Administrative Agent) and

(ii) an increase in the Applicable Margin with respect to the applicable Revolving Loans and/or Revolving Commitments of the Accepting Lenders and the payment of additional fees to the Accepting Lenders.”

(p) Section 11.2 of the Credit Agreement is hereby amended by deleting the notice information for the Administrative Agent and substituting in lieu thereof the following:

“The Administrative Agent:	Bear Stearns Corporate Lending, Inc.
38601 West Twelve Mile Road, 2nd Floor
Farmington Hills, Michigan 48331
Attention: Thomas Gamm
Telecopy: (248) 488-0655
Telephone: (248) 488-0683”

(q) Exhibit I to the Credit Agreement is hereby amended by amending and restating such Exhibit I in its entirety as provided in Exhibit A attached hereto.

3. Representations and Warranties. To induce the Administrative Agent and the Lenders signatory hereto to enter into this Amendment, the Borrower represents and warrants that:

(a) The execution, delivery and performance by the Borrower of this Amendment: (i) are within the Borrower’s corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) will not violate any Requirement of Law or any

Contractual Obligation of the Borrower; and (iv) will not result in, or require, the creation or imposition of any Lien on any of the Borrower’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment except (w) consents, authorizations, filings and notices described in Schedule 5.4 to the Credit Agreement which were obtained or made on or prior to the Second Amendment Effective Date and are in full force and effect, (x) compliance with and filings under the Exchange Act and the rules and regulations promulgated thereunder or the rules and regulations of the New York Stock Exchange, (y) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect (except where the failure to be so obtained or in effect could not reasonably be expected to have a Material Adverse Effect) and (z) the filings referred to in Section 5.19 of the Credit Agreement.

(b) This Amendment has been duly executed and delivered by or on behalf of the Borrower.

(c) This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d) No Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to this Amendment.

(e) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (i) with respect to any of the Loan Documents, including, without limitation, this Amendment, or any of the transactions contemplated hereby or thereby, or (ii) that, if not cured or adversely determined, could reasonably be expected to have a Material Adverse Effect.

(f) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that any such representation or warranty expressly relates to an earlier date.

4. No Other Amendments/Waivers. Except as expressly provided herein, (a) the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms and (b) this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which the Administrative Agent, any Lender or the Borrower may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

5. Fees and Expenses. The Borrower hereby reconfirms its obligations pursuant to Section 11.5 of the Credit Agreement to pay and reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

6. Effectiveness. This Amendment shall become effective as of the date hereof (the “Second Amendment Effective Date”) upon the satisfaction in full of each of the following conditions:

(a) Delivery of Amendment. The Administrative Agent shall have received signature pages to this Amendment duly executed and delivered by the Borrower and those Lenders required under the Credit Agreement to execute this Amendment in order to make this Amendment effective.

(b) Fees. (i) The Borrower shall have paid to the Administrative Agent all costs, fees and expenses due to the Administrative Agent and/or its Affiliates (including, without limitation, reasonable legal fees and expenses) owing in connection with this Amendment and the transactions contemplated hereby and (ii) without duplication of any fees that shall have been received by the Administrative Agent under any fee letter, the Administrative Agent shall have received, on behalf of each of the Lenders signatory hereto, a fee equal to 15 basis points on the aggregate amount of the outstanding Loans and unused Commitments of the Lenders signatory hereto in connection with this Amendment and the transactions contemplated hereby.

7. Ratification of Loan Documents. The Borrower hereby acknowledges and agrees that the Guarantee, Security and Collateral Agency Agreement shall remain in full force and effect after giving effect to this Amendment. The Borrower hereby reaffirms the pledge of Capital Stock made by it pursuant to the Guarantee, Security and Collateral Agency Agreement and its obligations and agreements under the Guarantee, Security and Collateral Agency Agreement and each of the other Security Documents to which it is a party. In addition, the Borrower confirms and agrees that the Liens granted pursuant to each of the Security Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect after giving effect to this Amendment. Further, the Borrower reaffirms and confirms its obligations under each of the other Loan Documents to which it is a party, and acknowledges and agrees that such Loan Documents shall remain in full force and effect after giving effect to this Amendment.

8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

Borrower:

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Lorne Groe
	Name:	Lorne Groe
	Title:	Senior Vice President Finance & Corporate Development

Administrative Agent and Lenders:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and a Lender

By: JPMorgan Chase Bank, N.A., authorized signatory

By:	/s/ Sabir A. Hashmy
	Name:	Sabir A. Hashmy
	Title:	Sr. Vice President

Exhibit A

EXHIBIT I

Pricing Grid

Consolidated Senior Secured Leverage Ratio	Applicable Margin for Eurodollar Loans Revolving Loans and Swingline Loans	Applicable Margin for Base Rate Loans Revolving Loans and Swingline Loans	Commitment Fee Rate
Greater than or equal to 2.5:1.0	2.75%	1.75%	.50%
Less than 2.5:1.0, but greater than or equal to 2.0:1.0	2.50%	1.50%	.50%
Less than 2.0:1.0	2.25%	1.25%	.425%

For purposes of the Pricing Grid, changes in the Applicable Margin and the Commitment Fee Rate resulting from changes in the Consolidated Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three (3) Business Days after the date on which financial statements are delivered to the Administrative Agent and the Lenders pursuant to Section 7.1 and shall remain in effect until the next changes to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three (3) Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, if any Event of Default shall have occurred, then until such Event of Default is cured or waived in accordance with Section 11.1, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Senior Secured Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.1(a).